UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Emeritus Corporation

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EMERITUS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 15, 2005

To the Shareholders of Emeritus Corporation:

The annual meeting of shareholders of Emeritus Corporation will be held in the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Wednesday, June 15, 2005, at 10:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

1.	To elect three directors into Class III of the Board of Directors.

2.	To elect one director into Class II of the Board of Directors.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005.

4.	To approve an amendment to the Stock Option Plan for Non employee Directors.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on April 14, 2005, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.

By Order of the Board of Directors

/s/ Daniel R. Baty
Daniel R. Baty
Chairman of the Board
and Chief Executive Officer

Seattle, Washington

April 29, 2005

EMERITUS CORPORATION

3131 Elliott Avenue, Suite 500
Seattle, Washington 98121

PROXY STATEMENT

This proxy statement, which was first mailed to our shareholders on or about May 13, 2005, is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, on Wednesday, June 15, 2005, at 10:00 a.m., local time and any adjournments or postponements of the annual meeting. You may revoke your proxy in writing at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked.

As of April 14, 2005, the record date for the annual meeting, there were 10,850,859 shares of Common stock and 36,970 shares of Series B Convertible Preferred stock (the "Series B Stock") outstanding. Holders of Common stock are entitled to one vote for each share. Holders of Series B Stock are entitled to approximately 145.14 votes per share, or an aggregate of 5,365,747 votes. Therefore the total number of votes entitled to be cast at the annual meeting is 16,216,606 votes. Holders of Common stock and Series B Stock representing a majority of total votes entitled to be cast, present in person or represented by proxy, will constitute a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting. Shareholders are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of directors will have no impact on the outcome of the election since no vote will have been cast in favor of a nominee. The proposal to ratify the appointment of the accountants and to amend the Stock Option Plan for Non employee Directors will be approved if the votes cast in favor of the proposals exceed the votes cast against the proposals. Abstentions from voting on these proposals will have no impact on the outcome since no vote will have been cast for or against the proposals. Broker non-votes will have no effect on either the election of the directors or the approval of the two proposals because broker non-votes will not be considered votes cast at the meeting. However, brokers who hold shares for the accounts of their clients have discretionary authority to vote shares as to which instructions are not given with respect to the election of directors or approval of the proposal to ratify the appointment of accountants. Brokers do not have such discretionary authority to vote shares as to the proposal to amend the Stock Option Plan for Non employee Directors.

We will bear the cost of soliciting proxies. Certain of our directors, officers, and regular employees, without additional compensation, will solicit proxies personally or by telephone or facsimile. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of Common stock for their expenses in forwarding solicitation materials to such beneficial owners.

As of the date hereof, we are not aware of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying proxy gives discretionary authority to the person named therein to vote the shares in his best judgment if any other matters are properly brought before the annual meeting.

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, three directors will be elected to serve for a term of three years, expiring on the date of the annual meeting of shareholders in 2008. One director will be elected to serve for a term of two years, expiring on the date of the annual meeting of shareholders in 2007. All of the nominees are currently directors. If elected, the nominees will continue in office until a successor has been elected or until resignation or removal in the manner provided by our Bylaws. The names of directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting, are listed below.

Pursuant to a shareholders’ agreement dated as of December 10, 1999, we and Mr. Baty have agreed to take all necessary action to elect a number of directors selected by Saratoga Partners IV, L.P. that would constitute not less than the percentage of the entire Board that would equal Saratoga's percentage ownership of our voting securities. Based on a Board of eight directors, Saratoga is entitled to select at least three directors, but has thus far chosen to select only two. Since 1999, Messrs. Niemiec and Durkin have been nominated and elected under this arrangement.

Under the Designation of Rights and Preferences of the Series B Stock, whenever the cash dividends have not been paid to such shareholders for six consecutive quarters, the Series B shareholders may designate one director in addition to the other directors that they are entitled to designate under the shareholders' agreement. As of January 1, 2002, Saratoga became entitled to designate an additional director under the Designation of Rights and Preferences, but thus far has chosen not to do so.

Nominees for Election

Class III Directors (term to expire in 2008)

Daniel R. Baty (age 61), one of Emeritus's founders, has served as its Chief Executive Officer and as a director since its inception in 1993 and became Chairman of the Board in April 1995. Mr. Baty also has served as the Chairman of the Board of Holiday Retirement Corporation since 1987 and served as its Chief Executive Officer from 1991 through September 1997. Since 1984, Mr. Baty has also served as Chairman of the Board of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the Board of Columbia Pacific Management, Inc (“CPM”). Both of these companies are wholly owned by Mr. Baty and are engaged in developing independent living facilities and providing consulting services for that market. Mr. Baty is the father of Stanley L. Baty, a current director of our company.

Bruce L. Busby (age 61), has been a director of Emeritus since April 2004, when he was appointed to the Board. Mr. Busby served as Chairman and Chief Executive Officer of The Hillhaven Corporation prior to its merger with Vencor, Inc. in 1995, when he retired. Hillhaven was a publicly-held operator of skilled nursing facilities based in Tacoma, Washington, and prior to its merger, it operated 350 facilities in 36 states. During his tenure with Hillhaven, Mr. Busby served as the Chief Executive Officer and as a director beginning in April 1991 and as that company’s Chairman of the Board from September 1993 until the merger with Vencor. Mr. Busby, who has been a Certified Public Accountant for over thirty years, has been retired since 1995.

Charles P. Durkin, Jr. (age 66), has served as a director of Emeritus since December 30, 1999. Mr. Durkin is one of the founders of Saratoga Partners, a private equity investment firm. Since Saratoga's formation as an independent entity in September 1998, he has been a Managing Director of Saratoga Management Company LLC, the manager of the Saratoga Partners funds. Prior to that, from September 1997, he was a Managing Director of SBC Warburg Dillon Read, Inc., the successor entity to Dillon, Read & Co., where Mr. Durkin started his investment banking career in 1966 and became a Managing Director in 1974.

Class II Directors (terms to expire in 2007)

Stanley L. Baty (age 33), has been a director since September 2004, when he was appointed to the Board. Mr. Baty is the son of Daniel R. Baty, Chairman of the Board and Chief Executive Officer. Stanley L. Baty is the Vice President for Columbia Pacific Management, Inc. (“CPM”), where he is responsible for real estate related investment decisions. Prior to that, from 1994 to 1996, Mr. Baty was a financial analyst for Nomura Securities Corporation.

Continuing Directors

Class II Directors (terms to expire in 2007)

Raymond R. Brandstrom (age 52), one of Emeritus's founders, has served as a director since its inception in 1993 and as Vice Chairman of the Board from March 1999 to March 2000. From 1993 to March 1999, Mr. Brandstrom also served as Emeritus's President and Chief Operating Officer. In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus. From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and CPM. From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company previously affiliated with Mr. Baty that is engaged in the production and sale of table wines.

T. Michael Young (age 60), has been a director of Emeritus since April 2004, when he was appointed to the Board. He is the President and Chief Executive Officer of Metal Supermarkets (Canada), Ltd., a privately-held metal distributor with locations in the United States, Canada, Europe, and the Middle East, and has held this position since December 2002. In October 2003, he was elected to the board of directors of that company. Prior to that, from June 1998 to May 2002, Mr. Young was Chairman of the Board of Transportation Components, Inc., a publicly-held distributor of replacement parts for commercial trucks and trailers, and also served as its President and Chief Executive Officer from June 1998 to May 2001. On May 7, 2001, Transportation Components filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division. The company was later liquidated in June 2002. In March 2005, Mr. Young joined the Board of Directors of Restoration Hardware, Inc., a public company whose shares are traded on the NASDAQ Exchange. Mr. Young is a Certified Public Accountant and former partner of Arthur Andersen & Co.

Class I Directors (terms to expire in 2006)

Patrick R. Carter, Lord Carter of Coles (age 59), has served as a director of Emeritus since November 1995. From November 1985 until April 1999, Lord Carter was Chief Executive Officer and Managing Director of Westminster Health Care Holdings, PLC., a publicly held operator of skilled-nursing facilities in the United Kingdom. Since 2002, Lord Carter has been Chairman of Sport England and is currently Chairman of The Primary Group Ltd., an insurance company based in Bermuda and Chairman of McKesson Information Systems UK Ltd . During 2004, Lord Carter was raised to the peerage as Baron Carter of Coles, of Westmill in the County of Hertfordshire.

David W. Niemiec (age 55), has served as a director of Emeritus since December 30, 1999. From September 1998 to November 2001, Mr. Niemiec was a Managing Director of Saratoga Management Company LLC, the manager of a group of private equity investment funds operated under the name of Saratoga Partners. Currently, he acts as an advisor to the group. Prior to joining the Saratoga Group, he worked at the investment banking firm of Dillon, Read & Co. beginning in 1974 and served as its Vice Chairman from 1991 through September 1997, when the firm was acquired by Swiss Bank Corporation. From September 1997 to February 1998, he was Managing Director of the successor firm, SBC Warburg Dillon Read, Inc.

Information on Committees of the Board of Directors and Meetings

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee currently consists of Messrs. Busby (Chairman), Young, and Lord Carter, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission ("SEC") and the American Stock Exchange Listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company's annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company's website at http://www.emeritus.com/. The Audit Committee's responsibilities also include overseeing (1) the integrity of the Company's financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management's response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s' qualifications and independence, (4) the performance of the Company's internal and independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eleven times during 2004.

The Board of Directors has determined that Mr. Young qualifies as an "audit committee financial expert" as defined in Section 401(h) of Regulation S-K promulgated by the SEC and that the other members of the Audit Committee are financially literate and independent in accordance with the requirements of the SEC and the American Stock Exchange.

Compensation Committee. Our compensation committee is responsible for administering our executive compensation programs including salaries, incentives, and other forms of compensation for directors, officers and making recommendations with respect to such programs to the Board, and our other key employees; administering the 1995 Stock Incentive Compensation Plan; and recommending policies relating to benefit plans to the Board. In April 2004, the Board of Directors adopted a written Compensation Committee Charter. Our compensation committee currently consists of Lord Carter (Chairman) and Messrs. Busby and Durkin and it held one meeting during 2004.

Nominating and Corporate Governance Committee. The Board adopted a Nominating and Corporate Governance Committee Charter in April 2004 and implemented the charter in June 2004. Prior to that time, the entire Board carried out nominating responsibilities. Our nominating and corporate governance committee currently consists of Messrs. Niemiec (Chairman), Young and Busby. It held no meetings in 2004 and one meeting in 2005.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, approving and recommending director candidates to the Board, developing and recommending to the Board our corporate governance principles and policies, and monitoring compliance with these principles and policies. All the members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Section 121(A) of the listing standards of the American Stock Exchange. The Nominating and Corporate Governance Committee's charter is available at our website at http://www.emeritus.com/investors/index.htm.

The Nominating and Corporate Governance Committee charter establishes director selection guidelines (the "Director Selection Guidelines") for guidance in determining and identifying qualification requirements for directors, board composition criteria, and the procedure for the selection of new directors. The Director Selection Guidelines are attached as an annex to our Nominating and Corporate Governance Committee charter, which can be found on our website at http://www.emeritus.com/investors/index.htm. In accordance with the Director Selection Guidelines, the Committee will review the following considerations, among others, in its evaluation of candidates for nomination: personal and professional ethics, training, commitment to fulfill the duties of the Board of Directors, commitment to understanding our business, commitment to engage in activities in our best interests, independence, diversity, industry knowledge and contacts, financial or accounting expertise, leadership qualities, public company board of director and committee experience, and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Nominating Committee, c/o our Corporate Secretary, providing the candidate's name, biographical data, and other relevant information outlined in the Director Selection Guidelines. The Committee will review shareholder-recommended nominees based on the same criteria as its own nominees. Shareholders who intend to nominate a director for election at the 2006 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals.” To date, the Company has not received any recommendations from shareholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company's proxy statement.

Board and Committee Meetings. During 2004, there were nine meetings of the Board of Directors. All board members attended at least 90% of the aggregate number of meetings of the Board of Directors and each committee of which he was a member.

Audit Committee Report

The Board found that the Audit Committee members of Messrs. Busby, Carter, and Young are independent as that term is defined in Section 121(a) of the American Stock Exchange listing standards. On April 19, 2004, the Board of Directors adopted a revised Audit Committee Charter. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2004 with the management of the Company. Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2004.

Audit Committee (2005)

/s/ Bruce L. Busby
Bruce L. Busby (Chairman)
Patrick Carter, Lord Carter of Coles
T. Michael Young

Director Compensation

We currently pay our non employee directors an annual payment of $15,000 and $1,500 for each board meeting or committee meeting they attend. We also reimburse them for all reasonable expenses incurred in connection with their attendance. In September 1995, we established the Emeritus Stock Option Plan for Non employee Directors. Under the plan, non employee directors receive options to purchase 2,500 shares of our Common stock at the time of their initial election or appointment. In addition, each non employee director automatically receives an option to purchase 7,500 shares of our Common stock immediately following each year's annual meeting of shareholders. All options granted under the plan fully vest on the date of the annual shareholders meeting that follows the date of grant, and expire 10 years after the date of grant, with the exception of the 2,500 options granted at the time of a director's initial election or appointment to the Board, which are vested immediately upon their grant. The exercise price for these options is the fair market value of our Common stock on the grant date.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 14, 2005, certain information with respect to the beneficial ownership of our Common stock, our subordinated convertible debentures, and Preferred stock (on an as-converted basis) by:

*	each person that we know owns more than 5% of the Common stock,
*	each of our directors,
*	each current officer named in the compensation tables, and
*	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of stock subject to options, convertible debentures or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, convertible debentures or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the Common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of Emeritus.

The table presents the beneficial ownership of the subordinated convertible debentures as converted into Common stock. In addition, the table presents the beneficial ownership of the Preferred stock as converted into Common stock. Saratoga Partners IV, L.P. and its affiliates own or control the voting power over 100% of the outstanding Series B Preferred stock.

	Shares of Emeritus Common Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Daniel R. Baty (1) (2) …………………………………….. c/o Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	5,772,439	48.1%
Raymond R. Brandstrom (3) …………………………………….. c/o Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	586,242	5.3%
Stanley L. Baty (4) …………………………………….. c/o Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	1,021,023	9.2%
Gary S. Becker (5) ……………………………………..	137,150	1.2%

Suzette McCanless (6) ……………………………………..	127,714	1.2%
P. Kacy Kang (7) ……………………………………..	64,189	*
Patrick Carter (8) ……………………………………..	16,500	*
David W. Niemiec (9) ……………………………………..	48,977	*
Charles P. Durkin, Jr.(10) ……………………………………..	6,603,520	37.8%
Bruce L. Busby (8)……………………………………	2,500	*
T. Michael Young (8)…………………………………	2,500	*
B.F., Limited Partnership (11) …………………………………….. 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	4,074,839	34.0%
Saratoga Partners IV, L.P.(12) …………………………………….. 535 Madison Avenue New York, NY 10022	6,593,020	37.8%
All directors and executive officers as a group (16 persons) (1) (12) (13)	13,902,983	71.3%

* Less than 1%.

_________________________________________________

(1)
Includes 1,664,267 shares held directly and 2,957,550 shares held by B.F., Limited Partnership, of which Columbia-Pacific Group, Inc., a company wholly-owned by Mr. Baty, is the general partner and of which Mr. Baty is a limited partner. In addition, this figure represents (a) a warrant currently exercisable to purchase 400,000 Common shares held by B.F., Limited Partnership, (b) approximately 405,926 shares of Common stock into which certain subordinated debentures held by Columbia Select, L.P., are convertible, and (c) approximately 311,363 shares of Common stock into which certain subordinated debentures held by Catalina General, L.P., are convertible. B.F., Limited Partnership is the general partner of both such limited partnerships.

(2)	Includes options exercisable within 60 days for the purchase of 33,333 shares.

(3)	Includes options exercisable within 60 days for the purchase of 228,667 shares.

(4)
Represents 10,000 shares owned directly, and 731,994 Common shares owned indirectly and held by B.F., Limited Partnership, of which Mr. Baty owns a 24.75% interest. Also includes Mr. Baty's prorated share (177,529 indirect shares) of Common shares issuable under certain subordinated debentures held by B.F., Limited Partnership and his prorated share (99,000 indirect shares) of Common shares issuable under a Warrant held by B.F., Limited Partnership. In addition, this figure includes options exercisable within 60 days for the purchase of 2,500 shares.

(5)	Includes options exercisable within 60 days for the purchase of 130,167 shares.

(6)	Includes options exercisable within 60 days for the purchase of 121,834 shares.

(7)	Includes options exercisable within 60 days for the purchase of 63,334 shares.

(8)	Represents options exercisable within 60 days for the purchase of these shares.

(9)
Includes the following: (i) 1,344 shares of Common stock into which certain subordinated debentures held by Mr. Niemiec are convertible; (ii)approximately  31,300 shares issuable to Mr. Niemiec upon conversion of Series B Preferred stock; and (iii) 5,833 shares issuable to Mr. Niemiec upon exercise of warrants (collectively, the "Niemiec Shares"). Saratoga Management Company, LLC, an affiliate of Saratoga Partners, is the attorney-in-fact and agent for the Niemiec Shares; therefore Mr. Niemiec has no voting power over such shares. Mr. Durkin, an Emeritus director, is a principal of Saratoga Management Company, LLC and therefore shares voting power over the Niemiec Shares. This figure also includes options exercisable within 60 days for the purchase of 10,500 shares. Mr. Niemiec, a former principal of Saratoga Partners and its affiliates (See "CERTAIN TRANSACTIONS - Saratoga Transactions."), currently serves as an advisor to Saratoga Partners, and is deemed to have no voting or dispositive powers over the Series B Preferred stock, the warrants, and the subordinated debentures currently held by Saratoga Partners and its affiliates.

(10)
Includes 5,365,747 shares issuable upon conversion of Series B Preferred stock currently held by or voted by Saratoga Partners and its affiliates, of which Mr. Durkin is a principal. (See "CERTAIN TRANSACTIONS - Saratoga Transactions.") Saratoga Partners and its affiliates own or have the power to vote 100% of the outstanding Series B Preferred stock, which includes 1,011,611 shares (as-converted) that represent dividends paid on the Series B Preferred stock to date. Mr. Niemiec, a director of Emeritus and former principal of Saratoga, is deemed to have beneficial ownership over some of these shares - See footnote (9) hereof. The Series B Preferred stock currently votes with the Common stock on an as-converted basis, which represents approximately 33% of the voting power of the currently outstanding Emeritus Common and Preferred stock.

Also includes the following: (i) options exercisable within 60 days for the purchase of 10,500 shares; (ii) warrants held by or voted by Saratoga Partners and its affiliates currently exercisable to purchase 1,000,000 shares; and (iii) 227,273 shares of Common stock into which certain subordinated debentures held by or voted by affiliates of Saratoga Partners are convertible. See footnote (9) hereof regarding certain Niemiec Shares included in these calculations. Mr. Durkin may be deemed to have sole dispositive power over some of the above warrants, debentures, and Series B Preferred stock, as follows: (a) 13,367 warrants; (b) 3,055 shares of Common stock into which the subordinated debentures are convertible, and (c) 71,703 shares of Common stock issuable upon conversion of Series B Preferred stock.

(11)
B.F., Limited Partnership may be deemed to have voting and dispositive power over some of these shares, based upon publicly available information. Of these shares, 2,957,550 are held of record by B.F., Limited Partnership, 400,000 shares represent a warrant held of record by the Partnership and currently exercisable, 405,926 are held of record by Columbia Select, L.P., and 311,363 are held of record by Catalina General, L.P. The shares held by Columbia Select, L.P. and Catalina General, L.P. represent the number of Common shares into which certain subordinated debentures are convertible. B.F., Limited Partnership is the general partner of both such limited partnerships.

(12)
Represents 1,000,000 Common shares that are issuable upon exercise of warrants, 227,273 Common shares into which certain subordinated debentures are convertible, and approximately 5,365,747 shares that are issuable upon conversion of Series B Preferred stock. The Series B Preferred stock currently votes with the Common stock on an as-converted basis. Mr. Durkin, an Emeritus director, is a principal of Saratoga Partners and its affiliates. Until November 2001, Mr. Niemiec, another Emeritus director, was also a principal of Saratoga Partners and its affiliates.

(13)	Includes options exercisable within 60 days for the purchase of 898,504 shares.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004, regarding Shares that may be issued under equity compensation plans maintained by the Company.

			Number of shares remaining	Total of
	Number of shares to be		available for future issuance	shares
	issued upon exercise of	Weighted-average exercise	under equity compensation	reflected in
	outstanding options,	price of outstanding options,	plans (excluding shares	columns (a)
	warrants and rights	warrants and rights	reflected in column (a) (1)	and (c)
Plan Category	(a)	(b)	(c)	(d)

Equity compensation plans
approved by shareholders	1,558,954	3.06	488,415	2,047,369

Equity compensation plans
not approved by shareholders	-	-	-	-

Total	1,558,954	3.06	488,415	2,047,369

__________________

(1) Represents 224,025 shares available for purchase under the Employee Stock Purchase Plan and 264,390 shares available for grant under the 1995 Stock Incentive Plan, which includes director stock options.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information with respect to compensation we paid with respect to fiscal years ended December 31, 2004, 2003, and 2002, to our Chief Executive Officer and to our other four most highly compensated officers as of December 31, 2004:

					Compensation
		Annual Compensation			Awards
				Other Annual	Securities	All Other
			Bonus ($)	Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary ($)	(1)	($)(2)	Options	($)
Daniel R. Baty (3)	2004	287,500	-	-	-	-
Chairman and Chief	2003	-	250,000	-	50,000	-
Executive Officer	2002	-	-	-	50,000	-

Raymond R. Brandstrom	2004	200,000	65,000	6,000	-	-
Vice President of Finance,	2003	197,783	65,000	6,000	40,000	-
Chief Financial Officer	2002	191,475	50,000	6,000	40,000	-

Gary S. Becker	2004	200,000	65,000	6,236	-	-
Senior Vice President,	2003	194,750	65,000	6,264	40,000	-
Operations	2002	181,125	60,000	6,264	40,000	-

Suzette P. McCanless	2004	190,000	52,600	6,000	-	-
Vice President, Operations	2003	187,667	52,600	6,000	35,000	-
- Eastern Division	2002	181,125	45,000	6,000	35,000	-

P. Kacy Kang	2004	160,000	50,000	6,212	-	-
Vice President, Operations	2003	155,800	45,000	6,188	35,000	-
- Western Division	2002	144,900	40,000	6,000	35,000	-

(1)	Represents amounts paid or to be paid with respect to the corresponding fiscal year under the Company’s corporate incentive plan.
(2)	Consists of amounts paid for parking fees, health club memberships, health insurance, and cellular telephone expense.
(3)	From inception through 2002, Mr. Baty did not receive a salary or bonus. In 2003, the Compensation Committee changed this practice.

Option Grants in Last Fiscal Year

There were no options granted during the last fiscal year to any of the executive officers named in the Summary Compensation Table.

Fiscal Year-End Option Values

None of the following executive officers, except for Daniel R. Baty exercised options during the fiscal year ended December 31, 2004. The following table presents certain information regarding options held as of December 31, 2004, by each of the following executive officers:

	Number of Shares Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options at
	December 31, 2004		December 31, 2004 ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel R. Baty	-	49,999	$-	$464,157
Raymond R. Brandstrom	202,001	39,999	$2,132,656	$371,324
Gary S. Becker	103,501	39,999	$1,069,841	$371,324
Suzette P. McCanless	98,501	34,999	$1,021,758	$324,907
P. Kacy Kang	45,001	29,999	$452,893	$275,157

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2004, and the exercise price of the options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board consists of three non employee directors. The compensation committee is responsible for establishing and administering our executive compensation programs. Our objective is to pay competitively in order to attract quality executive personnel who best meet our needs, retain and motivate these executives to achieve superior performance, link individual compensation to individual and company performance, and align executives' financial interests with those of our shareholders.

Executive compensation generally consists of three components: base salary, cash bonuses, and long-term incentive awards. The committee has established each executive's compensation package by considering (a) the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, (b) the experience and contribution levels of the individual executive officer and (c) our financial performance. Companies used as a reference for considering compensation levels include some, but not all, of the companies constituting the peer group in our stock performance graph. The committee also relies upon the recommendations of the chief executive officer in matters related to the individual performance of the other executive officers because the committee believes that the chief executive officer is the most qualified to make this assessment. Base salaries for executive officers generally have been designed to be less than those paid by competitors in the assisted living industry. These lower base salaries historically have been combined with stock option grants so that a significant portion of the executives' pay is tied to performance of our stock. As discussed below, this practice is under review.

Base Salaries. In 2004, base salaries were established as described above.

Stock Options. Prior to 2004, we granted stock options to provide a long-term incentive opportunity that is directly linked to shareholder value. Options are granted with an exercise price equal to the market value of the Common stock on the date of grant and become exercisable in 33 1/3 % annual increments beginning one year after the date of grant. To encourage stock retention, all options have been granted as incentive stock options to the maximum extent possible under the Internal Revenue Code (the "Code"). We did not, however, grant any material stock options in 2004. Management and the compensation committee began in 2004 to evaluate the effectiveness of stock options and other forms of equity compensation, including restricted stock grants and restricted stock units, in providing incentives as well as the costs and the accounting impact of these various alternatives. Although it has not completed its assessment, the compensation committee continues to believe that this is an opportune time to reassess its long-term incentive compensation in view of the expiration of the current stock option plan in 2005 and changing attitudes toward the effectiveness, cost and reporting of employee stock options. Any plan including issuance of Common stock as a compensation incentive will require approval by the shareholders.

Annual Incentives. To date, the committee has not established a regular annual incentive or bonus plan for executive officers but awards discretionary cash bonuses based on its review of individual performance and our financial results. All of our executives who were awarded cash bonuses for fiscal year 2004 had their bonuses based on management's report and the committee's assessment of individual performances in 2004.

Our chief executive officer, Mr. Baty, a founder of Emeritus, owns shares (directly and indirectly) and holds exercisable options representing approximately 48% of our Common stock. Because of this significant equity stake, Mr. Baty had chosen to receive no base salary in the past. This compensation pattern was established prior to our initial public offering and the committee had continued it through 2002, recognizing that Mr. Baty's principal compensation would be the inherent value of his equity stake. In past years, the committee granted options to Mr. Baty consistent with grants to other executive officers. In 2003, however, the committee and Mr. Baty reconsidered this practice. The committee recognized that Emeritus had grown significantly in size and complexity in the last several years, and that Mr. Baty had made a substantial contribution to progress in stabilizing the business and improving cash flow. The committee, of course, recognized Mr. Baty's significant investment in Emeritus, as well as his role as a party in a number of transactions having to do with the acquisition, financing and management of Emeritus assisted living communities. These "related party" transactions, which are described in "Certain Transactions", have been considered and approved by a special committee of independent directors. In view of these factors, the committee concluded that Mr. Baty's contribution as Chief Executive Officer should properly be evaluated separately from his ownership position and his other relationships with us and should be consistent with the compensation for chief executive officers of other companies in similar circumstances. Accordingly, in 2003, Mr. Baty was awarded stock options to purchase 50,000 shares at $3.95 per share and a bonus of $250,000. The committee has also established a base salary of $300,000 for 2004 and 2005 for Mr. Baty. These compensation decisions were made taking into account general compensation levels of other similarly situated companies and the compensation paid to our other senior executives.

Section 162(m) of the Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. Our stock option plans are structured to qualify options as performance-based compensation under Section 162(m). For 2004, the committee does not expect that there will be any nondeductible compensation.
Compensation Committee (2004)

/s/ Patrick R. Carter, Lord Carter of Coles
Patrick R. Carter, Lord Carter of Coles (Chairman)
Bruce L. Busby
Charles P. Durkin

Compensation Committee Interlocks and Insider Participation

None.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on shares of our Common stock with the cumulative total return of the AMEX Market Value Index and a peer group selected by us for the period beginning on December 31, 1999, and ending on December 31, 2004, the end of our last fiscal year. In making this comparison, we have assumed an investment of $100 in shares of the Company's Common stock, the AMEX Market Value Index, and the peer group, with all dividends reinvested. Stock price performance shown below for the Common stock is historical and not necessarily indicative of future price performance.

	Emeritus	Peer	AMEX
	Corporation	Group	Market
1999	100.00	100.00	100.00
2000	22.12	120.70	130.14
2001	32.46	137.30	137.33
2002	82.92	117.14	146.61
2003	126.31	189.61	191.55
2004	198.46	250.98	227.57

Given the relative volatility of the assisted living industry, we revise our peer group from time to time to include companies that have entered the assisted living market. As the industry begins to mature and consolidate, we remove certain companies previously included in our peer group as they are acquired or as their focus of services shifts away from the assisted living residences.

The peer group consists of the following three companies: American Retirement Corporation; Capital Senior Living Corp., and Sunrise Assisted Living, Inc.

CHANGE OF CONTROL ARRANGEMENTS

Option Plan. In the event of (a) the merger or consolidation of Emeritus in which it is not the surviving corporation or pursuant to which shares of Common stock are converted into cash, securities, or other property (other than a merger in which holders of Common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger); (b) the sale, lease, exchange, or other transfer of all or substantially all of our assets (other than a transfer to a majority-owned subsidiary); or (c) the approval by the holders of Common stock of any plan or proposal for our liquidation or dissolution, each outstanding option under our stock option plan will automatically accelerate so that it will become 100% vested and exercisable immediately before such transaction, except to the extent that options are assumed by the successor corporation. The vesting of such assumed options accelerates at the time an optionee's employment is terminated by us for reasons other than "cause" or by the optionee for "good reason" following a change of control.

CERTAIN TRANSACTIONS

Emeritrust I Transactions

Since 1999, we have managed up to 25 communities under arrangements with an investor group that originally involved (i) payment of management fees to us, (ii) options for us to purchase the communities at a price determined by a formula (or, in the case of three communities, a right of first refusal), and (iii) obligations to fund operating losses of certain of the communities. These communities are referred to as the Emeritrust I communities. These arrangements were modified significantly in 2004 and 16 of these communities are now leased by us from an independent REIT. Because Mr. Baty has financial interests in the entities that own the communities, the transactions were considered and approved by a committee of independent directors. Stanley L. Baty, who is the son of Mr. Baty and became a director in September 2004, also has financial interests, through the Baty family partnership, in the entities that own the communities.

The acquisition of the Emeritrust I communities by the investor group was financed by first mortgage financing of $138.0 million and subordinated debt and equity financing of $30.0 million. A group led by Holiday Retirement Corporation, of which Mr. Baty is the chairman and a principal shareholder, provided approximately $5.1 million of the equity. This group included Holiday as to a 40% interest and Columbia Pacific Master Fund ’98 as to a 32% interest, with the remaining 28% interest being held by individual third party investors. Columbia Pacific Master Fund is a limited partnership of which the Baty family partnership is the general partner and shares in 40% of income and gains after the limited partners of Columbia Pacific Master Fund receive their original investment plus a preferred return.

Under a management agreement for the Emeritrust I communities, from January 1, 2002 we received a base management fee of 3% of gross revenues and an additional management fee of 4% of gross revenues, payable out of 50% of cash flow, and we were obligated to reimburse the investor group for cash operating losses of the communities. The agreement was to have expired June 30, 2003, but was extended to January 2, 2004. In connection with the extension, we were indemnified against liability under our obligation to fund cash operating losses by the investor group, including Mr. Baty. For the second half of 2003, there were no operating losses covered by this indemnity. In each of April and August 2003, the Emeritrust I investors disposed of a community, reducing the number of managed communities to 23. In March 2004, the Emeritrust I investors disposed of a community, reducing the number of communities that we managed to 22. In June 2004, the Emeritrust I investors sold a community located in Grand Terrace, California, to an entity controlled by Mr. Baty. This entity, in turn, leased the community to us, reducing the number of communities that we managed to 21. On September 30, 2004, 16 of these communities were acquired by an independent REIT and leased to us in a transaction described below. The five remaining communities continue to be managed by us. On January 2, 2004, the Emeritrust I investors entered into a new management agreement with us providing for management fees computed on the same basis, terminating any further funding obligation, and providing for a term expiring September 30, 2005, provided that either party may terminate the agreement on 90 days’ notice. Effective April 1, 2004, the Emeritrust I investors extended the underlying financing on the Emeritrust I communities. In connection with the financing extension, the management agreement was amended to provide for a flat management fee of 5% of gross revenues and amended the term to March 31, 2005, with a one-year extension to March 31, 2006, available under certain circumstances, subject to termination by either party on short notice. During 2004, we received approximately $1.9 million in management fees under this agreement.

In connection with the other Emeritrust I transactions, on September 30, 2003, Mr. Baty entered into an agreement with the Emeritrust I investor group pursuant to which he guaranteed to the investor group (i) on or before September 30, 2005, the repayment of its invested capital together with a 6% rate of return, compounded annually (less any cash distributions received), and (ii) the funding of operating deficits related to the communities. Under these arrangements, Mr. Baty also assumed responsibility for the underlying mortgage debt. Mr. Baty secured these obligations through a pledge of unrelated partnership interests and capital stock in Holiday. The prior agreements under which the investor group could require Mr. Baty to purchase up to 12 communities were terminated.

As a part of these transactions, the investor group agreed to transfer one community to Mr. Baty subject to mortgage financing of $3.2 million, the amount of the underlying financing allocated to this community by the Emeritrust I mortgagee. Mr. Baty agreed to lease the community to us under a 10-year lease with rental of (i) debt service (including interest and principal) computed on a $4.2 million base amount, the mortgage interest rate charged by the Emeritrust I mortgagee, and a 25 year amortization, and (ii) 50% of cash flow (after accounting for assumed management fees and capital expenditures). The base amount of $4.2 million reflects the original principal amount of mortgage debt of $3.2 million allocated to this community by the Emeritrust I mortgagee plus debt reductions of $1.0 million paid to the Emeritrust I mortgagee that were funded by Mr. Baty. This transaction was completed on June 1, 2004, and we leased the community under the terms defined above through September 30, 2004, when the community was acquired by an independent REIT and leased by us. Total rent expense in 2004 was approximately $105,000.

On September 30, 2004, we completed the first phase of a transaction to lease up to 20 assisted living communities in 12 states, with 1,824 units. Of these 20 communities, 16 were owned by the Emeritrust I investors and four communities were owned by other entities controlled by Mr. Baty and in which the Baty family partnership had financial interests. These communities were acquired by an independent REIT for an approximate $170.8 million investment and are being leased to us. We completed the lease on the first 18 communities on September 30, 2004, the lease of one additional on March 31, 2005, and anticipate the remaining community will close during the second or third quarter 2005. Of the other four communities included in the lease, we previously managed two, leased one, and one is new to our portfolio.

The initial 18 communities are leased by us from the REIT pursuant to a new master lease with a 15-year term, with one 15-year renewal option. The initial lease payment for the facilities that have closed is approximately $14.0 million per year, with inflators to the extent the change in the consumer price index exceeds 0%, not to exceed 40 basis points during years two through four and 30 basis points thereafter as calculated with respect to the REIT's investment basis in the properties. The initial lease payment is expected to increase by $691,000 when the remaining facility closes. We are responsible for all operating costs, including repairs, property taxes, and insurance. The new master lease is cross-defaulted and cross-collateralized with all of our other leases and loans relating to other communities owned by the REIT and contains certain financial and other covenants. We have the right of first refusal to purchase these leased communities and Mr. Baty is personally guaranteeing our obligations under the lease. Mr. Baty will receive 50% of the positive cash flow of the 20 communities and will be responsible for 50% of any negative cash flow. In 2004 Mr. Baty received $200,000 under this arrangement. We have the right to purchase Mr. Baty’s 50% interest in the cash flow of the 20 communities for 50% of the lesser of 6 times cash flow or the fair market value of that cash flow. For purposes of this transaction, cash flow is defined as actual cash flow after management fees of 5% of revenues payable to us, actual capital expenditures, and certain other agreed adjustments.

On July 30, 2004, the Company completed a sale-leaseback of 11 communities. The communities were sold to an independent REIT and leased back to the Company for a 15-year initial lease period with two 10-year renewal options. These properties will be included in an existing master lease covering 25 communities. As part of this agreement, maturities for leases and debt that the REIT holds on nine existing communities will also be extended 5 years. The lease basis is set at $83.5 million with an initial rate of 9.25 percent. Annual lease escalators are based on the Consumer Price Index and capped at 3 percent. The REIT has a potential put option under certain defaults. Mr. Baty has guaranteed obligations in this transaction of up to $3.0 million.

Management Agreements and Related Transactions

During 2004, we managed 18 assisted living communities owned by seven entities that Mr. Baty controls and in which he and/or the Baty family partnership hold varying financial interests. In the following discussion, references to Mr. Baty's indirect interest generally include the Baty family partnership, which includes Stanley S. Baty. During 2004, 12 of the communities were sold, of which 11 are now leased by us. We continue to manage six communities under these agreements. The agreements under which we manage these communities are summarized below.

(a) Management agreements, commencing from 1996 through 1998, cover seven communities that are owned by entities in which Mr. Baty holds an indirect 22.2% interest. Of these agreements, five provide for fees equal to the greater of 6% of revenue or $5,000 per month, one for a fee of $10,000 per month and one for a fee of 4% of revenue with an additional 2% depending on cash flow. In five cases, agreements extend for indefinite terms, unless terminated for cause, and in two cases, may be terminated on short notice. We have a right of first refusal to purchase these communities. In September 2004, we ceased to manage one community because it was sold by the owner. In April and June 2004, we began leasing three other communities in a transaction described below. During 2004, we received $678,000 in management fees under these agreements.

(b) Management agreements, commencing from 1999 through 2000, and covering two communities owned by an entity in which Mr. Baty holds an indirect 33.0% interest, provide for fees equal to the greater of 6% of revenue or $5,000 per month and extend for an indefinite term, unless terminated for cause. We have a right of first refusal to purchase one community. In April 2004, we began leasing one of the communities in a transaction described below. During 2004, we received $223,000 in management fees under this agreement.

(c) A management agreement, commencing in 1999 and covering one community owned by an entity in which Mr. Baty holds an indirect 24.4% interest, provides for a fee of 5% of revenue and extends for an indefinite term, unless terminated for cause. We have a right of first refusal to purchase this community. During 2004, we received $118,500 in management fees under this agreement.

(d) A management agreement, commencing in 1999 and covering one community owned by a general partnership in which Mr. Baty’s family partnership holds a 50% interest, provides for fees equal to the greater of 5% of revenue or $5,000 per month, with an additional 2% depending on cash flow, and extends for consecutive two-year terms, unless terminated by the owner 90 days prior to expiration. During 2004, we received $232,000 in management fees under this agreement.

(e) Management agreements, commencing in 1999 and 2000, cover five communities that are owned by entities in which Mr. Baty holds an indirect 40% interest. Of these agreements, two provide for fees equal to the greater of 6% of revenue or $5,000 per month, two provide for a fee of 7% of revenue, with a ceiling of $5,000 per month unless certain cash flow requirements are met, and one provides for a fee equal to the greater of 5% or $5,000 per month. Four of the agreements extend for indefinite terms, unless terminated for cause, and one can be terminated on short notice. We have a right of first refusal to purchase four of these communities. In April and October 2004, we began leasing these five communities in a transaction described below. During 2004, we received $435,000 in management fees under these agreements.

(f) A management agreement, commencing January 2002 and covering one community owned by an entity in which Mr. Baty holds an indirect 38.0% interest, provides for fees equal to the greater of 5% of revenue or $5,000 per month and is subject to termination by either party on short notice. In September 2004, we began leasing this community in a transaction described below. During 2004, we received $118,000 in management fees under this agreement.

(g) A management agreement, commencing January 2002 and covering one community owned by an entity in which Mr. Baty holds an indirect 19.0% interest, provide for fees equal to the greater of 5% of revenue or $5,000 per month and are subject to termination by either party on short notice. In April 2004, we began leasing this community in a transaction described below. During 2004, we received $49,000 in management fees under these agreements.

On April 1, 2004, we entered into agreements with entities in which Mr. Baty had financial interests pursuant to which we would acquire up to 14 assisted living communities and 10 Alzheimer's communities for an aggregate price of approximately $187 million, financed through lease financing with a real estate investment trust. Thirteen of the 14 assisted living communities were managed by us. From January to April 1, 2004, we leased one of the 14 communities which was owned by a Baty entity, for a term of 10 years, with rent equal to the debt service on the mortgage indebtedness (including interest and principal) plus 25% of cash flow (after accounting for assumed management fees and capital expenditures). Total rent paid in 2004 was $157,000. On April 1, 2004, this community was sold to a real estate investment trust as a part of the acquisition of 14 assisted living communities from entities in which Mr. Baty had a financial interest, as described above.  To complete the transaction, $1.0 million of promissory notes were executed and delivered by us to two of the Baty Entities, which provide for interest at the rate of 8% and a maturity date of April 1, 2007. Mr. Baty's financial interests in these communities are also described elsewhere in this section. If the transactions are completed in full, the entities that Mr. Baty controls and in which he has financial interests will receive approximately $36.7 million in net proceeds from the sale of the communities and Mr. Baty or the Baty family partnership will receive, through loan repayments, partnership distributions and fees, approximately $7.9 million. In conjunction with the transactions, other entities in which Mr. Baty and the Baty family partnership had financial interests paid in full outstanding notes held by us in the principal amount of $1,750,000 and accrued interest of $920,362 (see the following paragraph). Of the 14 communities, nine were acquired in April 2004, one was acquired in June 2004, two were acquired in October 2004 and one was acquired in the first quarter of 2005; one community has been removed from the transaction. The 10 Alzheimer's communities were owned by entities that are not controlled by Mr. Baty but in which entities that he controls have limited financial interests. In the transactions these entities received approximately $4.7 million and Mr. Baty received approximately $6,000. The prices paid for these communities were supported by independent appraisals provided to the real estate investment trust and the transactions were considered and approved by a committee of independent directors.

In June 1998, we sold a 295-unit independent and assisted living facility located in Texas to a partnership consisting of Columbia Pacific Master Fund '98, as to a 99% interest and to Mr. Baty personally, as to a 1% limited partnership interest. As a result of the transaction we held two notes in the aggregate principal amount of $950,000 that mature in 2008 and bear interest at 9% per annum and one demand note in the principal amount of $800,000 that bears interest at 9% per annum. We and the partnership have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. These notes and all accrued interest were paid in full at the time we acquired a group of communities from entities in which Mr. Baty had a financial interest, as described above. For 2004, we earned $180,000 in management fees.

Cooper George Partners Limited Partnership is a limited partnership in which we hold a 20% limited partnership interest and Columbia Pacific Master Fund holds an 80% general partnership interest. Cooper George Partners owns a 141-unit assisted living community in Washington. We have entered into a management agreement with respect to the community for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2004, we earned $169,000 in management fees.

On March 22, 2001, we entered into an agreement with Mr. Baty, which governed operating, accounting, and payment procedures relating to the foregoing entities in which Mr. Baty had a financial interest, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3%. As of December 31, 2004, there were no outstanding balances (net of funds held by us for application to outstanding balances and excluding the notes described above).

On October 1, 2002, we entered into a lease agreement with Fretus Investors LLC, for 24 assisted living communities in six states containing an aggregate of approximately 1,650 units. Fretus acquired the communities from Marriott Senior Living Services, a subsidiary of Marriott International. Fretus is a private investment joint venture between Fremont Realty Capital, which holds a 65% stake, and an entity controlled by Mr. Baty and in which he holds a 36% indirect interest, which holds a 35% minority stake. Mr. Baty is guarantor of a portion of the debt and controls the entity that is the administrative member of Fretus. Fretus, in turn, leased the communities to us. We have no obligation with respect to the communities other than our responsibilities under the lease, which includes an option to purchase at fair market value, subject to a minimum purchase price, solely at our discretion. The Fretus lease is for an initial 10-year period with two 5-year extensions and includes an opportunity for us to acquire the communities during the third, fourth, or fifth year and the right under certain circumstances for the lease to be cancelled as to one or more properties upon the payment of a termination fee. The lease is a net lease, with base rent equal to (i) the debt service on the outstanding senior mortgage granted by Fretus, and (ii) an amount necessary to provide a 12% annual return on equity to Fretus. The initial senior mortgage debt is for $45.0 million and interest is accrued at LIBOR plus 3.5%, subject to a floor of 6.25%. The Fretus initial equity is approximately $24.8 million but has increased to $25 million at December 31, 2004 as a result of additional capital contributions for specified purposes and could decrease as a result of cash distributions to investors. Based on the initial senior mortgage terms and Fretus equity, current rent would be approximately $500,000 per month. In addition to the base rent, the lease also provides for percentage rent equal to a percentage (ranging from 7% to 8.5%) of gross revenues in excess of a specified threshold commencing with the thirteenth month of the lease. Total rent expense in 2004, was approximately $5.9 million.

Saratoga Transactions

In December 1999, we sold 30,000 shares of our Series B Preferred stock to Saratoga Partners IV, L.P. and its related investors ("Saratoga") for a purchase price of $1,000 per share and, in August 2000, we issued to Saratoga a seven-year warrant to purchase one million shares of our Common stock at an original exercise price of $4.30 per share, but currently priced at $4.20 per share after the effect of anti-dilution provisions within the warrant agreement.

The holders of the Series B Preferred stock are entitled to receive quarterly dividends payable in a combination of cash and additional shares of Series B Preferred stock. From issuance to January 1, 2004, the dividend rate was 6% of the stated value of $1,000, of which 2% was payable in cash and 4% is payable in Series B Preferred stock at the rate of one share of Series B Preferred stock for every $1,000 of dividend. After January 1, 2004, the dividend rate became 7%, of which 3% is payable in cash and 4% is payable in Series B Preferred stock. Dividends accumulate, whether or not declared or paid. Prior to January 1, 2007, however, if the cash portion of the dividend is not paid, the cash dividend rate will increase to 7% (“arrearage rate”), until the unpaid cash dividends have been fully paid or until January 1, 2007, whichever first occurs. Emeritus can redeem all of the Series B Preferred stock at $1,000 per share plus unpaid dividends, if the closing price for the Common stock on the American Stock Exchange is at least 175% of the then conversion price for 30 consecutive trading days. We have not paid cash dividends since the second quarter of 2000. As a result, we are accruing dividends at the arrearage rate and as of December 31, 2004, accrued and unpaid dividends on the Series B Preferred stock were $10.5 million, of which $2.3 million was accrued during 2004. We have continued to declare and pay dividends payable in additional shares of Series B Preferred stock and, as of December 31, 2004, had issued an aggregate of 36,604 shares, of which 1,426 shares were issued in 2004.

Under the shareholders' agreement, Saratoga is entitled to board representation at a percentage of the entire Board of Directors, rounded up to the nearest whole director, that is represented by the voting power of the Series B Preferred stock owned by Saratoga and its related investors. The shareholders' agreement also provides for a minimum of two Saratoga directors. Under this agreement, Saratoga is currently entitled to designate three of seven members of the Board, but thus far has chosen to select only two. Saratoga's right to designate directors terminates if Saratoga has sold more than 50% of its initial investment and its remaining shares represent less than 5% of the outstanding shares of Common stock on a fully diluted basis or it is unable to exercise independent control over its shares.

Under the Designation of Rights of Series B Preferred stock, and included in the shareholders' agreement, whenever the cash dividends have not been paid for six consecutive quarters, Saratoga may designate one director in addition to the other directors that it is entitled to designate under the shareholders' agreement. As of January 1, 2002, Saratoga became entitled to designate an additional director under this arrangement, although it has elected not to do so at this time.

The shareholders' agreement provides that neither Saratoga nor Mr. Baty is permitted to purchase voting securities in excess of a defined limit. That limit for Saratoga and its affiliates is 110% of the number of shares of Common stock (assuming conversion of the Series B Preferred stock) owned by Saratoga and its related investors immediately after the completion of the financing, plus the Series B Preferred stock (or underlying Common stock) issuable as dividends on the Series B Preferred stock. That limit for Mr. Baty is the greater of 110% of the shares of Common stock owned by Mr. Baty as of December 10, 1999, or 100% of the Saratoga ownership described in the preceding sentence. These restrictions will terminate 18 months after the date on which Saratoga and its related investors cease to hold securities representing 5% of the outstanding shares of Common stock on a fully diluted basis.

The shareholders' agreement also provides that if Mr. Baty contemplates selling 30% or more of the Common stock he owns, Saratoga and its related investors would have the right to participate in the sale on a proportionate basis.
Pursuant to an investment agreement, commencing January 1, 2007, (a) the holders of the Series B Preferred stock have the right to elect a number of directors (together with other directors selected pursuant to the Designation of Rights of Series B Preferred stock included in the shareholders' agreement) that would be one director less than a majority of the Board and (b) we will retain Saratoga Management Company LLC to provide management and advisory services to evaluate our strategy relating to shareholder value, real estate and corporate financing, and other strategic initiatives, at an annual fee of $3.2 million. These rights and obligations will terminate at such time that the Series B Preferred stock is converted or redeemed.

Other Transactions

In December 2003, we invested $7.7 million (representing an 11% ownership interest), in a limited liability company that acquired Alterra Healthcare Corporation, a national assisted living company headquartered in Milwaukee, Wisconsin that was the subject of a voluntary Chapter 11 bankruptcy. Alterra operated 304 assisted living communities in 22 states. The purchase price for Alterra was $76 million and the transaction closed on December 4, 2003, following approval by the Bankruptcy Court. The members of the limited liability company consist of an affiliate of Fortress Investment Group LLC, a New York based private equity fund, which is the managing member, an entity controlled by Mr. Baty, and us. Under the limited liability company agreement, distributions are first allocated to Fortress until it receives its original investment of $49 million together with a 15% preferred return, and then are allocated to the three investors in proportion to their percentage interests, as defined in the agreement, which are a 50% interest for Fortress and a 25% interest for each of us and the entity controlled by Mr. Baty.

During 1995, Messrs. Baty and Brandstrom formed Painted Post Partners, a New York general partnership, to facilitate the operation of assisted living communities in the state of New York, a state that generally requires that natural persons be designated as the licensed operators of assisted living communities. We have entered into administrative services agreements with the partnership for the term of the underlying leases. The administrative services agreements provide for fees that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index. In addition, we have agreed to indemnify the partners against losses and, in exchange, the partners have agreed to assign any profits to us. As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event either ceases to be a senior executive of Emeritus, they will transfer his interest in the partnership for a nominal charge to his successor at Emeritus or other person designated by us.

We have entered into noncompetition agreements with Messrs. Baty and Brandstrom. These agreements provide that they will not compete with us, directly or indirectly, in the ownership, operation, or management of assisted living communities anywhere in the United States and Canada during the terms of their employment and for a period of two years following the termination of their employment. The agreements also provide, however, that they may hold (1) up to a 10% limited partnership interest in a partnership engaged in such business, (2) less than 5% of the outstanding equity securities of a public company engaged in such business, or (3) interests in the New York partnership described above. These agreements do not limit Mr. Baty's current role with Holiday Retirement Corporation. Mr. Baty has agreed, however, that if Holiday operates or manages assisted living communities, other than as a limited component of independent living communities consistent with its current operations, he will not personally be active in the management, operation, or financing of such facilities, nor will he hold any separate ownership or other interest therein.

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG LLP (KPMG), independent registered public accounting firm, to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2005. KPMG has audited our accounts since July 28, 1995. The Board of Directors is submitting its selection of KPMG to the shareholders for ratification.

Appointment of the Company's independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors has chosen to submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Board will reconsider whether to retain KPMG, and may retain that firm or another without resubmitting the matter to the Company's shareholders. Even if the appointment is ratified, the Board of Directors may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The following table presents the aggregate fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2004 and 2003, and fees billed for other services rendered by KPMG.

	2004	2003
Audit fees (1)	$1,002,321	$361,100

Audit-related fees (2)	28,825	64,400

Tax fees (3)	98,904	112,600

All other fees	-	-

Total	$1,130,050	$538,100

(1)	KPMG's aggregate fees billed for the audit of the Company's annual consolidated financial statements, three quarterly reviews on Form 10-Q, restatement audit, and various acquisition audits.

(2)
KPMG's aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported as "Audit Fees", including fees for assurance services related to accounting consultations and audits of employee benefit plans and certain partnerships.

(3)	KPMG's aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether KPMG's provision of non-audit services is compatible with maintaining the independence of KPMG.

A representative of KPMG is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL TO APPROVE AN AMENDMENT TO THE STOCK OPTION PLAN FOR NON EMPLOYEE DIRECTORS

The Board of Directors is seeking shareholder approval of an amendment to our Stock Option Plan for Non employee Directors (the "Plan") to increase the number of shares reserved for options granted under the Plan from 150,000 to 350,000. The original authorized number of shares reserved under the Stock Option Plan for Non employee Directors will be exhausted after this Annual Meeting. The Board believes that this Plan has been, and will continue to be, instrumental in attracting and retaining qualified directors, especially in light of the increased role of directors in response to dramatic changes in corporate governance.

The following summary of the material terms of the Plan, as amended, is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Appendix A to the proxy statement and incorporated herein by reference. Please refer to Appendix A for more detailed information.

Description of the Stock Option Plan for Non employee Directors

Purpose

The purpose of the Plan is to attract and retain the services of experienced and knowledgeable non employee directors by providing them the opportunity to acquire a proprietary interest in our business.

Administration

The Plan is administered by our Board of Directors. No non employee members of the Board of Directors are eligible to vote on matters materially affecting the rights of such member under the Plan.

Shares Subject to the Plan

Subject to adjustment as a result of stock splits, stock dividends, and other changes in capitalization, the number of shares of Common stock authorized for issuance under the Plan is 350,000. Shares subject to options granted under the Plan that expire or terminate without being exercised in full are available for issuance under the Plan. The closing price of our Common stock on April 22, 2005, was $13.75 per share.

Eligibility

Each member of the Board of Directors elected or appointed who is not otherwise one of our employees is eligible to participate in the Plan. As of April 22, 2005, there were six directors eligible to participate in the Plan.

Types and Terms of Awards

The Plan permits the grant of non-qualified stock options. Stock options entitle the holder to purchase a specified number of shares of our Common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price of stock options under the Plan is the closing price or, if there is no closing price, the mean between the high and the low sales price, of our Common stock on the American Stock Exchange on the day the option is granted. Each option granted under the Plan has a ten-year term. Options may be exercised, in whole or in part (provided that no fewer than 100 shares may be exercised), by payment in full of the purchase price in cash, by check, in shares of Common stock already owned by the optionee for at least six months (valued at the fair market value at the time of such exercise) or, to the extent permitted by law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to us the amount of sale proceeds to pay the exercise price.

After the optionee ceases to be a director of the Company for any reason other than death, the optionee will be able to exercise the vested portion of his or her option for three months. However, if the optionee dies, whether during the optionee's service as a director or during the three-month period referred to above, the portion of the option that was vested and exercisable as of the date of termination will expire on the one-year anniversary of the optionee's death.

Automatic Awards

Each non employee director automatically receives a nonqualified stock option to purchase 2,500 shares of Common stock immediately following his or her initial election or appointment to the Board of Directors. These stock option grants are fully vested on the date of grant. In addition, each non employee director automatically receives a nonqualified stock option to purchase 7,500 shares of Common stock immediately following each year's annual meeting of shareholders. These annual grants vest fully on the day immediately prior to the next succeeding annual meeting of shareholders.

NEW PLAN BENEFITS

Stock Option Plan for Non employee Directors
	Dollar Value of the Shares	Number of Shares Underlying
Name and Position (1)	Underlying Stock Options (2)	Stock Options (3)

Non-Executive Director Group (6 persons)	$618,750	45,000

__________________

(1) Participation in the Plan is limited to non employee directors, therefore the named executive officers, executive officers and our other employees are not eligible to participate.

(2) This aggregate dollar value is based on the closing price of our Common stock on April 22, 2005, which was $13.75 per share.

(3) Represents only the number of shares subject to stock options that will be granted during the initial year of the Plan, as amended subject to shareholder approval, and assumes that all of the non employee director nominees are elected to the Board of Directors.

Nonassignability of Awards

No stock option granted under the Plan may be transferred, assigned, pledged or hypothecated by an optionee, other than by will, by designation of a beneficiary in a manner established by the Plan or by the laws of descent and distribution. Each award may be exercisable during the optionee's lifetime only by the optionee.

Term, Termination and Amendment

The Plan will continue in effect until terminated by our Board of Directors. The Board may generally amend, terminate or suspend the Plan at any time, subject to shareholder approval to the extent necessary to comply with Rule 16b-3, stock exchange rules, regulatory requirements or other applicable law or provisions of the Plan. No amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code.

Effect of Liquidation, Reorganization or Change in Control

Upon certain mergers, a consolidation, an acquisition of property or stock, a separation, certain reorganizations or a liquidation of Emeritus, as a result of which our shareholders receive cash, stock or other property in exchange for their shares of Common stock, the vesting of all options granted under the Plan will accelerate in full and such options will terminate if not exercised prior to such event. However, if our shareholders receive capital stock of another corporation in exchange for their shares of Common stock in any transaction involving a merger, consolidation, acquisition of property or stock, or reorganization of Emeritus, all options granted under the Plan will be converted into options to purchase shares of the other corporation's stock, unless we and the other corporation decide that the options will not be converted, but will instead accelerate and terminate as described in the prior sentence.

U.S. Federal Income Tax Consequences

The following briefly describes the U.S. federal income tax consequences of the Plan generally applicable to us and to optionees who are U.S. citizens.

Non-Qualified Stock Options

An optionee will not recognize taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, an optionee will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When an optionee sells the shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the optionee received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price. Special rules apply if an optionee uses shares already held by the optionee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the optionee.

Tax Consequences to Emeritus

We generally will be entitled to a deduction at the same time and in the same amount as an optionee recognizes ordinary income.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE

APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN FOR NON EMPLOYEE DIRECTORS

OTHER BUSINESS

The Board of Directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the person named in the accompanying form of proxy will have discretionary authority to vote the proxies held by him in accordance with his judgment as to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the Securities and Exchange Commission their ownership and changes in ownership of the Company's stock. Regulations of the Commission require us to disclose to our shareholders those filings that were not made on time. Based solely on our review of copies of the reports received by us, or written representations received from reporting persons that no such forms were required to be filed for those persons, we believe that during fiscal year 2004, our officers and directors complied with all applicable filing requirements with the exception of the following reports that were inadvertently filed late with the SEC:  (i) Daniel R. Baty filed late a Form 4 on behalf of himself, B.F., Limited Partnership, and Columbia-Pacific Group, Inc., general partner of B.F., Limited Partnership, with respect to the purchase by the Partnership of a warrant currently exercisable to purchase 400,000 Common shares; (ii) Frank Ruffo filed late a Form 3 following his appointment as an executive officer; and (iii) Stanley L. Baty filed late his Form 3 and Form 4 following his appointment to the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2006

Submission of Shareholder Proposals for Inclusion in the Proxy Statement. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting of shareholders next year, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than December 30, 2005. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals should be addressed to: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

Advanced Notice Procedures for Director Nominations and Other Business. Shareholders who intend to nominate persons for election to the board of directors or to present a proposal at the 2006 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advanced written notice of such nomination or proposal in the manner required by our bylaws. We expect our 2006 annual meeting to be held June 14, 2006. Based on this date, under our bylaws notice of nomination or other business must be delivered to our Corporate Secretary at our principal executive offices no earlier than March 16, 2006 and no later than April 16, 2006. If less than 60 days’ notice or public disclosure of the date of the 2006 annual meeting of shareholders is given, then notice must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or such public disclosure was made. Any shareholder notice shall set forth: (i) the name and address of the shareholder making the proposal; (ii) a representation that the shareholder is entitled to vote at the annual meeting and a statement of the number of shares of our stock that are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the annual meeting, the language of the proposal and any material interest of the shareholder in presenting the proposal.

Our timely receipt of a proposal by a qualified shareholder will not guarantee the proposal's inclusion in our proxy materials or presentation at the 2006 annual meeting, because there are other requirements in the proxy rules. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC's proxy rules, state law and our bylaws.

ANNUAL REPORT

A copy of our 2004 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, accompanies this proxy statement.

By Order of the Board of Directors

/s/ Daniel R. Baty
Daniel R Baty, Chairman of the Board
and Chief Executive Officer

Seattle, Washington

April 29, 2005

Appendix A

EMERITUS CORPORATION

AMENDED AND RESTATED STOCK OPTION PLAN FOR NON EMPLOYEE DIRECTORS

SECTION 1 PURPOSES

The purpose of the Emeritus Corporation Stock Option Plan for Non employee Directors (this "Plan") is to attract and retain the services of experienced and knowledgeable non employee directors for Emeritus Corporation (the "Company") and to provide added incentive to such directors by providing an opportunity for stock ownership in the Company.

SECTION 2 ADMINISTRATION

The administrator of this Plan (the "Plan Administrator") shall be the Board of Directors of the Company (the "Board"). Subject to the terms of this Plan, the Plan Administrator shall have the power to construe the provisions of this Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under this Plan.

SECTION 3 SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section 6 hereof, the total number of shares of the Company's Common stock (the "Common stock") for which options may be granted under this Plan is 350,000 as such Common stock was constituted on the effective date of this Plan (the "Shares"). The Shares shall be shares currently authorized but unissued or subsequently acquired by the Company and shall include shares representing the unexercised portion of any option granted under this Plan which expires or terminates without being exercised in full.

SECTION 4 ELIGIBILITY

Each member of the Board elected or appointed who is not otherwise an employee of the Company or any parent or subsidiary corporation (an "Eligible Director").

4.1	New Director Grants

Each member of the Board who is an Eligible Director shall automatically receive a nonqualified stock option to purchase 2,500 Shares immediately following his or her initial election or appointment to the Board (each a "New Director Grant"). New Director Grants shall be fully vested on the date of grant.

4.2	Annual Grants

Commencing with the 1997 annual meeting of shareholders, each Eligible Director shall automatically receive a nonqualified stock option to purchase 7,500 Shares immediately following each year's annual meeting of shareholders (each an "Annual Grant"). Annual Grants shall fully vest on the day immediately prior to the next succeeding annual meeting of shareholders.

SECTION 5 TERMS AND CONDITIONS OF OPTIONS

Each option granted to an Eligible Director under this Plan and the issuance of Shares thereunder shall be subject to the follow-ing terms:

5.1	Option Agreement

Each option shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company. Each Agreement shall comply with and be subject to the terms and conditions of this Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Plan Administrator.

5.2	Option Exercise Price

The option exercise price for an option shall be the closing price, or if there is no closing price, the mean between the high and the low sale price of shares of Common stock on the American Stock Exchange on the day the option is granted or, if no Common stock was traded on such date, on the next succeeding day on which Common stock is so traded.

5.3	Vesting and Exercisability

Subject to shareholder approval of the Plan, each Initial Grant and New Director Grant shall be fully vested on the date of grant and each annual grant shall fully vest on the day immediately prior to the first annual shareholders meeting occurring after such Annual Grant.

5.4	Time and Manner of Exercise of Option

Each option may be exercised in whole or in part at any time and from time to time, subject to shareholder approval of this Plan; provided, however, that no fewer than 100 of the Shares purchasable under the option (or the remaining Shares then purchasable under the option, if less than 100) may be purchased upon any exercise of any option hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

Any option may be exercised by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (a) in cash or by check, (b) in shares of Common stock already owned for at least six months by the person exercising the option, valued at fair market value at the time of such exercise, or (c) to the extent permitted by law, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Company the amount of sale proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

5.5	Term of Options

Each option shall expire ten years from the date of the granting thereof, but shall be subject to earlier termination as follows:

(a) In the event that an Optionee ceases to be a director of the Company for any reason other than the death of the Optionee, the Optionee's vested options may be exercised by him or her only within three months after the date such Optionee ceases to be a director of the Company.

(b) In the event of the death of an Optionee, whether during the Optionee's service as a director or during the three-month period referred to in Section 5.5(a), the Optionee's vested options shall be exercisable, and such options shall expire unless exercised within twelve months after the date of the Optionee's death, by the legal representatives or the estate of such Optionee, by any person or persons whom the Optionee shall have designated in writing on forms prescribed by and filed with the Company or, if no such designation has been made, by the person or persons to whom the Optionee's rights have passed by will or the laws of descent and distribution.

5.6	Transferability

During an Optionee's lifetime, an option may be exercised only by the Optionee. Options granted under this Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution except that, to the extent permitted by applicable law and Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan Administrator may permit an Optionee to designate in writing during the Optionee's lifetime a beneficiary to receive and exercise options in the event of the Optionee's death (as provided in Section 5.5(b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred thereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

5.7	Participant's or Successor's Rights as Shareholder

Neither an Optionee nor the Optionee's successor in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

5.8	Limitation as to Directorship

Neither this Plan, nor the granting of an option, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

5.9	Regulatory Approval and Compliance

The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under this Plan, or record as a holder of record of Shares the name of the individual exercising an option under this Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

SECTION 6 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

6.1	Recapitalization

The aggregate number and class of shares for which options may be granted under this Plan, the number and class of shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common stock of the Company resulting from a split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.

6.2	Effect of Liquidation, Reorganization or Change in Control

6.2.1	Cash, Stock or Other Property for Stock

Except as provided in subsection 6.2.2, upon a merger (other than a merger of the Company in which the holders of shares of Common stock immediately prior to the merger have the same proportionate ownership of shares of Common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common stock, each option shall terminate, but the Optionee shall have the right immediately prior to any such merger, consolidation, acquisition of property or stock, reorganization or liquidation to exercise such option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

6.2.2	Conversion of Options on Stock for Stock Exchange

If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common stock in any transaction involving a merger, consolidation, acquisition of property or stock, or reorganization, all options shall be converted into options to purchase shares of Exchange Stock unless the Company and the corporation issuing the Exchange Stock, in their sole discretion, determine that any or all such options shall not be converted into options to purchase shares of Exchange Stock but instead shall terminate in accordance with the provisions of subsection 6.2.1. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of shares of the Common stock receive in such merger, consolidation, acquisition of property or stock, or reorganization.

6.3	Fractional Shares

In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

SECTION 7 EXPENSES

All costs and expenses of the adoption and administration of this Plan shall be borne by the Company; none of such expenses shall be charged to any Optionee.

SECTION 8 COMPLIANCE WITH RULE 16b-3

It is the intention of the Company that this Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Plan participants remain disinterested persons ("Disinterested Persons") for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Disinterested Persons, that provision shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

SECTION 9 AMENDMENT AND TERMINATION

The Board may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify this Plan under Rule 16b-3 under Section 16(b) of the Exchange Act, no amendment may be made more than once every six months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder; provided further that if required to qualify this Plan under Rule 16b-3, no amendment that would

(a) materially increase the number of Shares that may be issued under this Plan,

(b) materially modify the requirements as to eligibility for participation in this Plan,

(c) materially increase the benefits accru-ing to participants under this Plan, or

(d) otherwise require shareholder approval under any applicable law or regulation shall be made without the approval of the Company's shareholders.

SECTION 10 EFFECTIVE DATE AND DURATION

This Plan shall be effective on November 20, 1995, the effective date of the Company’s registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the Company’s initial underwritten public offering. This Plan shall continue in effect until it is terminated by action of the Board or the Company's shareholders, but such termination shall not affect the then-outstanding terms of any options.

EMERITUS CORPORATION

PROXY FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 15, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Daniel R. Baty, as the proxy with full power of substitution and hereby authorizes him to represent and to vote as designated hereon all the shares of Common Stock of Emeritus Corporation held of record by the undersigned on April 14, 2005, at the 2005 Annual Meeting of Shareholders to be held at the South Cascade Room of the Harbor Club, Norton Building, 801 Second Avenue, 17th Floor, Seattle, Washington 98104, at 10:00 a.m. on Wednesday, June 15, 2005, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

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PC-1

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS	Mark Here
for Address Change or Comments
PLEASE SEE REVERSE SIDE

						FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS Election of the following nominees to serve as directors in the classes indicated and for the terms indicated until their successors are elected and qualified.	FOR all nominees Listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.	FOR	AGAINST	ABSTAIN
CLASS II (TERM EXPIRING 2007): 01 STANLEY L. BATY CLASS III (TERM EXPIRING 2008): 02 DANIEL R. BATY 03 BRUCE L. BUSBY 04 CHARLES P. DURKIN, JR.				3.	APPROVAL OF AN AMENDMENT TO THE STOCK OPTION PLAN FOR NON EMPLOYEE DIRECTORS.

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					I plan to attend the Annual Meeting
____________________________________________________________________
(Write the name(s) of nominee(s) in this space)
                                                                    Unless otherwise directed all votes will be apportioned equally between those persons for whom authority is given to vote.
				¬

In his discretion, the proxy is authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1 AND “FOR” ALL THE OTHER ITEMS.

The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 29, 2005.

YOUR VOTE IS IMPORTANT, PROMPT RETURN OF THIS PROXY CARD WILL HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

Signature___________________________________________________Signature___________________________________________________Date____________________
Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

ˆ Detach here from proxy voting card. ˆ

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